BLUEGREEN VACATIONS CORPORATION REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2020

BOCA RATON, Florida (November 9,  2020) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company") reported today its financial results for the quarter ended September 30, 2020.

Third Quarter 2020 Highlights:

•	Net income attributable to shareholders was $9.9 million in the current year quarter compared to $20.3 million in the prior year quarter.

•	Earnings Per Share (“EPS”) was $0.14 in the current year quarter, compared to $0.27 in the prior year quarter.
•	Adjusted EBITDA attributable to shareholders decreased to $22.4 million in the current year quarter, compared to $37.0 million in the prior year quarter.
•	Total revenue decreased to $144.6 million in the current year quarter from $202.7 million in the prior year quarter.
•	System-wide sales of vacation ownership interests (“VOIs”) decreased to $104.3 million in the current year quarter from $170.4 million in the prior year quarter.
•

The current year quarter’s results were adversely affected by the economic impact of the COVID-19 pandemic. In response to the pandemic, we temporarily closed all of our VOI sales centers in the last week of March 2020.  By September 30, 2020, we recommenced our marketing operations at 92 Bass Pro Shops and Cabela’s stores, reactivated our Choice Hotels call transfer program, reopened all of our resorts, and reopened all but one of our VOI sales centers.  Resort occupancy for the third quarter of 2020 was approximately 70%.

•	Completed a private offering and sale of approximately $131.0 million of VOI receivable-backed Notes in October 2020.

Alan B. Levan, Chairman, President and Chief Executive Officer of Bluegreen, commented, “After our growth had essentially stalled in the periods prior to and including the third quarter of 2019, we launched our “Bluegreen Renewal” initiative, with the internal goals of revitalizing our sales and revenue growth and better managing our expenses. We reorganized our team and put in place processes which we believed would help us achieve operational improvements quickly.  We were encouraged by the results of our efforts which included an upward trend in system-wide sales, achieving 6.5% growth in the fourth quarter of 2019 and 16.5% growth in system-wide sales through February 29, 2020, compared to the comparable prior year period.  Unfortunately, in March 2020 the United States began to experience the impacts of the unprecedented COVID-19 pandemic, which resulted in significant declines in our occupancy and guest tours and closures of several of our resorts and all of our sales and marketing operations.   Our response to the pandemic required us to prudently change our focus from pursuing growth to dramatically reducing expenses during the crisis and bolstering our liquidity, both of which we did immediately.”

Mr. Levan continued, “Beginning in the second quarter of 2020 and continuing in the third quarter, our focus has been on safely reopening our resorts and our sales and marketing operations.    In that regard, we are pleased with the pace of the rebound in our third quarter system-wide sales of VOIs, which at $104.3 million were just 39% below the third quarter of 2019, despite the continued impact of the COVID-19 pandemic.  Further, the Company returned to profitability in the third quarter, generating $22.4 million in consolidated adjusted EBITDA attributable to shareholders and $9.9 million in net income attributable to shareholders.  It is our hope that, if conditions allow, we will soon be able to return to the upward trend in sales and increased profitability that we believe the Bluegreen Renewal initiative will deliver. However, it goes without saying that this continues to be an unprecedented event in the United States, and it is currently impossible to predict the duration or severity of the pandemic or if and when the economy and our business will return to pre-pandemic levels.  In the meantime, I would like to thank our owners, guests and shareholders for their continued support, as well as our management team and associates for their continued

excellence in delivering fun and safe vacations and supporting the Company’s initiatives during these challenging times.”

Financial Results

(dollars in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	2019	Change		2020	2019	Change

Total revenue	$144.6	$202.7	(28.7)%		$370.0	$560.5	(34.0)%
Income before non-controlling interest
and provision for income taxes	$17.4	$30.4	(42.7)%		$6.4	$42.5	(85.0)%
Net income attributable to shareholders	$9.9	$20.3	(51.3)%		$1.3	$24.3	(94.8)%
Earnings per share basic and diluted	$0.14	$0.27	(48.1)%		$0.02	$0.33	(93.9)%
Adjusted EBITDA attributable to shareholders(1)	$22.4	$37.0	(39.5)%		$29.3	$91.8	(68.1)%
Capital-light revenue(2) as a percentage of
total revenue	66.7%	70.2%	(350)	bp	70.1%	76.3%	(620)	bp

(1)	See Appendix for reconciliation of Adjusted EBITDA Attributable to Shareholders to Net Income Attributable to Shareholders
(2)

Bluegreen's "capital-light" revenue includes revenue from sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Adjusted EBITDA was $22.4 million, including $27.3 million generated from the Sales of VOIs and Financing Segment and $15.4 million produced by the Resort Operations and Club Management segment, partially offset by $20.4 million spent on corporate overhead and other expenses.   Please see discussion of Segment Results below for further information.

Segment Results

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	2019	Change		2020	2019	Change

System-wide sales of VOIs	$104.3	$170.4	(38.8)%		$254.8	$463.6	(45.0)%
Segment adjusted EBITDA	$27.3	$41.6	(34.3)%		$24.4	$107.2	(77.2)%
Sales offices	25	26	(3.8)%		25	26	(3.8)%
Sales offices selling to new prospects	18	19	(5.3)%		18	19	(5.3)%
Guest tours	36,268	65,875	(44.9)%		83,022	179,180	(53.7)%
Average sales price per transaction	$17,094	$14,799	15.5%		$16,324	$15,290	6.8%
Sale to tour conversion ratio	16.9%	17.6%	(70)	bp	18.9%	17.0%	190	bp
Sales volume per guest ("VPG")	$2,889	$2,609	10.7%		$3,079	$2,605	18.2%
Number of Bass Pro and Cabela's
marketing locations	92	75	22.7%		92	75	22.7%
Financing revenue, net of financing
expense	$15,545	$15,008	3.6%		$46,658	$45,101	3.5%
Selling and marketing expenses, as a
% of system-wide sales of VOIs	51.4%	51.8%	(40)	bp	61.1%	51.4%	970	bp
Provision for loan losses	16.7%	19.8%	(310)	bp	28.0%	17.5%	1,050	bp
Cost of VOIs sold	6.1%	4.7%	140	bp	7.7%	9.4%	(170)	bp

System-wide sales of VOIs

System-wide sales of VOIs were $104.3 million during the three months ended September 30, 2020.   As discussed above, all of the Company’s VOI sales centers were temporarily closed on March 23, 2020 and remained closed until June 2020, when 21 of the Company’s 26 VOI sales centers were re-opened for sales to existing owners with one of these sales centers also selling to new prospects.  During the third quarter of 2020, we reopened all but one of our VOI sales centers.

As a result, the sales mix for the third quarter of 2020 was heavily weighted toward sales to existing owners at 67% of system-wide sales of VOIs.

Fee-based sales commission revenue

Fee-based sales commission revenue was $22.1 million and was 67% of third-party VOI sales during the current year quarter.  Third-party VOI sales were 32% of system-wide sales during the current year quarter, which is lower than is typical. Third-party VOI sales tend to occur more often at sales centers selling to new prospects, which were more significantly impacted by the COVID-19 pandemic.

Financing Revenue, net of Financing Expense

Interest income on VOI notes receivable decreased 5.0% to $19.0 million in the third quarter of 2020 compared to the third quarter of 2019, driven by lower notes receivable balances primarily due to the temporary closure of VOI sales centers as a result of the COVID-19 pandemic.  Interest expense on receivable-backed notes payable decreased 22.8% to $3.9 million in the third quarter of 2020 compared to the third quarter of 2019, primarily due to lower outstanding receivable-backed debt balances and lower weighted-average cost of borrowings due to lower market interest rates.

Cost of VOIs sold

In the third quarter of 2020, cost of VOIs sold represented 6% of sales of VOIs compared to 5% in the third quarter of 2019. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold.

Provision for Loan Losses

The provision for loan losses varies based on the amount of financed, non fee-based sales during the period and changes in our estimates of future notes receivable performance for existing and newly originated loans. The provision for loan losses as a percentage of gross sales of VOIs was 17% during the current year quarter compared to 20% during the prior year quarter.

The provision for new loans generated during the third quarter of 2020 was 24%, which was consistent with the prior year quarter.  However, the percentage of VOI sales that were financed during the third quarter was 59%, compared to 60% in the prior year quarter, which resulted in an overall lower provision as a percentage of sales in the 2020 period.  Additionally, in the first quarter of 2020, the Company recorded an additional allowance for loan losses of $12.0 million, which included its estimate of customer defaults expected as a result of the COVID–19 pandemic. The Company attempted to provide assistance with mortgages on a case-by-case basis with a view to mitigating defaults, however there is no assurance that these efforts will be successful or that the allowances for loan losses will prove to be adequate.

The Company continues to monitor and address the activity of so-called third-party timeshare exit firms.  Certain firms have increased their activities during the COVID-19 pandemic and the Company will continue to consider appropriate courses of action regarding this industry-wide issue.

Net Carrying Cost of Inventory

Net carrying cost of inventory increased $2.7 million or 46% in the third quarter of 2020 compared to the third quarter of 2019, primarily due to decreased rentals of developer inventory and decreased sampler stays due to decreased travel associated with the COVID-19 pandemic and increased maintenance fees and developer subsidies associated with our increase in VOI inventory as a result of reduced sales during the period.

Selling and Marketing Expense

Selling and marketing expense were 51% of system-wide sales of VOIs during the current year quarter as compared to 52% during the prior year.  The Company believes that its cost mitigation efforts during this period of reduced sales, as well as a higher proportion of sales to owners in the third quarter of 2020, helped maintain this percentage at historical levels.  As of September 30, 2020, the Company had recommenced marketing operations at 87 Bass Pro and Cabela’s locations and marketing operations commenced at 5 new Cabela’s stores.  These stores sell vacation packages to drive marketing guests to its sales offices in the future.  In addition, the Company had restarted its call transfer marketing program with Choice Hotels, although volumes of packages sold continue to be adversely impacted by the COVID-19 pandemic. Additionally, in October 2020, the Company reopened marketing operations at one additional Bass Pro Shop that was open in March 2020 prior to the pandemic and commenced marketing operations at 4 new Cabela’s stores for a total of 97 Bass Pro Shops and Cabela’s stores.

General and Administrative Expense

General and Administrative Expense related to the Company’s sales and marketing operations decreased $1.6 million or 21% as compared to the third quarter of 2019, primarily due to the Company’s cost mitigation efforts during this period of reduced sales.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change

Resort operations and club management revenue	$42.2	$47.3	(10.8)%	$124.9	$132.9	(6.0)%
Segment adjusted EBITDA	$15.4	$15.5	(0.5)%	$49.4	$45.0	9.9%
Resorts managed	49	49	—%	49	49	—%

In the third quarter of 2020, resort operations and management club revenue decreased by $5.1 million, or 11%, to $42.2 million from $47.3 million in the prior year quarter, in part due to a decrease in cost reimbursement revenue, which has no impact on segment adjusted EBITDA.  Net of cost reimbursement revenue, resort operations and club management revenues decreased 10% as a result of decreases in revenues from our Traveler Plus program, other owner programs, resort retail operations and third-party rental commissions largely, we believe, as a result of the COVID-19 pandemic. However, segment adjusted EBITDA was relatively flat at $15.4 million and $15.5 million, respectively,  driven primarily by lower costs incurred during the third quarter of 2020 due to cost mitigation activities implemented in the first quarter of 2020 and lower Traveler Plus program costs, other owner programs and costs of resort retail operations.   Resort occupancy for the third quarter of 2020 was approximately 70%.

Corporate and Other

Adjusted EBITDA related to Corporate and Other was relatively flat at $20.4 million and $20.1 million in the third quarter of 2020 and 2019, respectively. Further, Corporate General and Administrative expenses decreased $1.9 million primarily due to cost mitigation steps implemented in the first quarter of 2020.

Balance Sheet and Liquidity

As of September 30, 2020, unrestricted cash and cash equivalents totaled $193.1 million.  Excluding receivable-backed notes payable, the Company’s net debt-to-EBITDA ratio as of September 30, 2020 was 0.68.

The Company had availability of approximately $182 million under its receivable-backed purchase and credit facilities, and corporate credit line as of September 30, 2020, subject to eligible collateral and the terms of the facilities, as applicable. During the third quarter of 2020, the Company repaid $60.0 million drawn down under our line-of credit in March 2020 as a precautionary measure to provide the Company liquidity due to COVID-19. Further, in October 2020, the Company completed a private offering and sale of approximately $131.0 million of VOI receivable-backed

Notes (the "2020-A Term Securitization").  As a result of the 2020-A Term Securitization, availability under the Company’s receivable-backed purchase and credit facilities and corporate credit line increased $82.1 million as of October 8, 2020, subject to eligible collateral and the terms of the facilities, as applicable.

Free cash flow, which the Company defines as cash flow from operating activities, less capital expenditures, was $46.1 million for the nine months ended September 30, 2020, compared to $31.8 million for the nine months ended September 30, 2019. The increase in free cash flow was primarily due to a decrease in the settlement payments made to Bass Pro pursuant to the agreement entered into in June 2019.  The Company paid Bass Pro a $20.0 million initial settlement payment in June 2019, as compared to a $4.0 million settlement installment payment made to Bass Pro in January 2020.  In addition, income tax payments decreased $14.8 million, spending on the acquisition and development of inventory decreased $17.2 million and the purchase of property and equipment decreased $12.6 million during the 2020 period as compared to the 2019 period.  These increases in free cash flow were partially offset by lower cash sales and down payments from customers associated with the closure of VOI sales centers in response to the COVID-19 pandemic.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including system-wide sales of VOIs, adjusted EBITDA attributable to shareholders and free cash flow.  Please see the supplemental tables and definitions attached herein for additional information and reconciliation of such non-GAAP financial measures.

About Bluegreen Vacations Corporation: Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 68 Club and Club Associate Resorts and access to nearly 11,300 other hotels and resorts through partnerships and exchange networks. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties. Bluegreen Vacations Corporation is approximately 93% owned by Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (formerly BBX Capital Corporation), a Florida-based holding company.  For further information about Bluegreen Vacations Corporation, please visit www.BluegreenVacations.com.

About Bluegreen Vacations Holding Corporation: Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (formerly BBX Capital Corporation), is a Florida-based holding company whose sole investment is its approximate 93% ownership interest of Bluegreen Vacations Corporation (NYSE: BXG).  For further information, please visit www.BVHcorp.com.

Bluegreen Vacations Corporation Contact

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-940-5336  Email: Leo.Hinkley@BluegreenVacations.com

###

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to public health issues, including in particular the COVID-19 pandemic and the effects of the pandemic, including resort closures, travel and business restrictions, volatility in the international and national economy and credit markets, worker absenteeism, quarantines and other health related restrictions; the length and severity of the COVID-19 pandemic and our ability to successfully resume full business operations thereafter; governmental and agency orders, mandates and guidance in response to the COVID-19 pandemic and the duration thereof, which is uncertain and will impact our ability to fully utilize resorts and re-open sales centers and other marketing activities; the pace of recovery following the COVID-19 pandemic; the risk that resorts and sales operations, including those at Bass Pro and Cabela’s store locations, may not reopen to the extent or when expected, or may be subject to additional closures in the future, particularly in locations where COVID-19 cases have increased; competitive conditions; our liquidity and the availability of capital; our ability to successfully implement our strategic plans and initiatives to navigate the COVID-19 pandemic; risks that default rates may increase and exceed the Company’s expectations, including due to the impact on consumers of the COVID-19 pandemic and if our efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful; risks related to our indebtedness, including the  potential for accelerated maturities and debt covenant violations; the risk of heightened litigation as a result of actions taken in response to the COVID-19 pandemic; the impact of the COVID-19 pandemic on our operations and our payment of regular or special dividends in the future, including that despite the special cash dividend declared during July 2020, we have suspended the payment of regular quarterly cash dividends due to the impact of the COVID-19 pandemic, and dividends may not be paid at historical rates or at all; the impact of the COVID-19 pandemic on consumers, including their income, their level of  discretionary spending both during and after the pandemic, and their views towards travel and the vacation ownership industries; the risk that our resort management fees and  finance operations may not continue to generate recurring sources of cash during or following the pandemic to the extent anticipated or at all; risks that our current or future marketing alliances may not be available to us in the future;   that the Company’s current strategy to reduce sales of fee-based inventory may not result in EBITDA growth or otherwise positively impact the Company and such strategy may change; our ability to successfully implement our strategic plans and initiatives, generate earnings and long-term growth; risks that the Company’s costs, including costs of VOIs sold, will not be within the expected ranges; risks that natural disasters, including hurricanes, may result in declines in leisure travel or traffic at locations where we have marketing operations, adversely impact the availability of credit, or otherwise adversely impact the Company’s financial condition and operating results; any damage to physical assets or interruption of access to physical assets or operations resulting from public health issues, such as the COVID-19 outbreak, or from hurricanes, earthquakes, fires, floods, windstorms or other natural disasters, which may increase in frequency or severity due to climate change or other factors; and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed on March 12, 2020, and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020, which is expected to be filed on or about November 9, 2020.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

FINANCIAL SCHEDULES

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue:
Gross sales of VOIs	$71,149	$82,729	$157,530	$225,834
Estimated uncollectible VOI notes receivable	(11,884)	(16,411)	(44,083)	(39,483)
Sales of VOIs	59,265	66,318	113,447	186,351

Fee-based sales commission revenue	22,119	60,478	64,619	161,033
Other fee-based services revenue	27,831	33,744	83,558	94,015
Cost reimbursements	15,684	17,883	46,654	48,933
Interest income	19,672	22,081	61,646	65,964
Other income, net	—	2,146	41	4,228
Total revenue	144,571	202,650	369,965	560,524

Costs and expenses:
Cost of VOIs sold	3,597	3,121	8,734	17,541
Cost of other fee-based services	20,861	22,872	61,107	63,913
Cost reimbursements	15,684	17,883	46,654	48,933
Selling, general and administrative expenses	79,350	118,033	222,427	357,666
Interest expense	7,319	10,388	24,677	29,955
Other expense, net	365	—	—	—
Total costs and expenses	127,176	172,297	363,599	518,008

Income before non-controlling interest
and provision for income taxes	17,395	30,353	6,366	42,516
Provision for income taxes	4,850	7,778	1,073	9,124
Net income	12,545	22,575	5,293	33,392
Less: Net income attributable to non-controlling interest	2,644	2,248	4,021	9,095
Net income attributable to Bluegreen
Vacations Corporation shareholders	$9,901	$20,327	$1,272	$24,297

Comprehensive income attributable to
Bluegreen Vacations Corporation
shareholders	$9,901	$20,327	$1,272	$24,297

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Earnings per share attributable to Bluegreen Vacations Corporation shareholders - Basic and diluted	$0.14	$0.27	$0.02	$0.33

Weighted average number of common shares outstanding:
Basic and diluted	72,485	74,446	73,010	74,446

Cash dividends declared per share	$1.19	$0.17	$1.31	$0.51

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the Nine Months Ended
	September 30,
	2020	2019
Operating activities:
Net income	$5,293	$33,392
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	14,307	14,069
Loss (gain) on disposal of property and equipment	326	(1,926)
Provision for loan losses	44,083	39,483
Benefit for deferred income taxes	(2,047)	(6,563)
Changes in operating assets and liabilities:
Notes receivable	(5,628)	(46,205)
Prepaid expenses and other assets	12,473	(10,586)
Inventory	(3,408)	(12,672)
Accounts payable, accrued liabilities and other, and
deferred income	(13,424)	41,333
Net cash provided by operating activities	51,975	50,325

Investing activities:
Purchases of property and equipment	(5,895)	(18,502)
Proceeds from sale of property and equipment	167	3,249
Proceeds from repayment of related party loan	80,000	—
Net cash provided by (used in) investing activities	74,272	(15,253)

Financing activities:
Proceeds from borrowings collateralized
by notes receivable	53,780	79,168
Payments on borrowings collateralized by notes receivable	(96,863)	(102,631)
Proceeds from borrowings collateralized
by line-of-credit facilities and notes payable	80,000	20,386
Payments under line-of-credit facilities and notes payable	(65,597)	(35,731)
Payments of debt issuance costs	(1,134)	(255)
Repurchase and retirement of common stock	(11,741)	—
Dividends paid	(95,923)	(37,967)
Net cash used in financing activities	(137,478)	(77,030)
Net decrease in cash, cash equivalents and
restricted cash	(11,231)	(41,958)
Cash, cash equivalents and restricted cash at beginning of period	239,646	273,134
Cash, cash equivalents and restricted cash at end of period	$228,415	$231,176

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$22,912	$26,067
Income taxes paid	$400	$15,200

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except for per share data)

	September 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$193,103	$190,009
Restricted cash ($15,135 and $22,534 in VIEs at September 30, 2020
and December 31, 2019, respectively)	35,312	49,637
Notes receivable	559,918	589,198
Less: Allowance for loan losses	(149,805)	(140,630)
Notes receivable, net ($271,539 and $292,590 in VIEs
at September 30, 2020 and December 31, 2019, respectively)	410,113	448,568
Inventory	350,345	346,937
Prepaid expenses	13,577	10,501
Other assets	37,413	52,731
Operating lease assets	19,443	20,858
Intangible assets, net	61,452	61,515
Loan to related party	—	80,000
Property and equipment, net	93,046	99,262
Total assets	$1,213,804	$1,360,018

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$17,511	$16,653
Accrued liabilities and other	92,934	103,948
Operating lease liabilities	20,880	22,124
Deferred income	14,635	18,074
Deferred income taxes	90,457	92,504
Receivable-backed notes payable - recourse	77,417	88,569
Receivable-backed notes payable - non-recourse (in VIEs)	303,301	334,246
Lines-of-credit and notes payable	160,671	146,160
Junior subordinated debentures	72,710	72,081
Total liabilities	850,516	894,359

Commitments and Contingencies

Shareholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 72,484,293 shares issued and outstanding at September 30, 2020 and 74,362,693 shares
issued and outstanding at December 31, 2019	725	744
Additional paid-in capital	257,812	269,534
Retained earnings	51,196	145,847
Total Bluegreen Vacations Corporation shareholders' equity	309,733	416,125
Non-controlling interest	53,555	49,534
Total shareholders' equity	363,288	465,659
Total liabilities and shareholders' equity	$1,213,804	$1,360,018

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net income attributable to shareholders	$9,901	$20,327	$1,272	$24,297
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	2,644	2,248	4,021	9,095
Net Income	12,545	22,575	5,293	33,392
Add: Depreciation and amortization	3,891	3,585	11,680	10,453
Less: Interest income (other than interest earned on VOI notes receivable)	(623)	(1,799)	(3,388)	(5,437)
Add: Interest expense - corporate and other	3,409	5,326	11,932	14,564
Add: Franchise taxes	101	112	118	171
Add: Provision for income taxes	4,850	7,778	1,073	9,124
EBITDA	24,173	37,577	26,708	62,267
Loss (gain) on assets held for sale	283	(166)	326	(2,146)
Add: Severance, net of employee retention
credits	381	1,924	4,904	1,924
Add: COVID-19 incremental costs	282	—	1,756	—
Add: Bass Pro Settlement	—	—	—	39,121
Adjusted EBITDA	25,119	39,335	33,694	101,166
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(2,757)	(2,364)	(4,438)	(9,339)
Adjusted EBITDA attributable to
shareholders	$22,362	$36,971	$29,256	$91,827

BLUEGREEN VACATIONS CORPORATION

SEGMENT ADJUSTED EBITDA SUMMARY

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Adjusted EBITDA - sales of VOIs and financing	$27,344	$41,618	$24,402	$107,152
Adjusted EBITDA - resort operations and club management	15,391	15,462	49,429	44,983
Total Segment Adjusted EBITDA	42,735	57,080	73,831	152,135
Less: corporate and other	(20,373)	(20,109)	(44,575)	(60,308)
Total Adjusted EBITDA attributable to shareholders	$22,362	$36,971	$29,256	$91,827

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended September 30,
	2020		2019
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$37,314	36%	$87,863	52%
Secondary Market sales	24,076	23	72,081	42
Fee-Based sales	33,159	32	87,646	51
JIT sales	14,845	14	4,505	3
Less: Equity trade allowances (6)	(5,086)	(5)	(81,720)	(48)
System-wide sales of VOIs	104,308	100%	170,375	100%
Less: Fee-Based sales	(33,159)	(32)	(87,646)	(51)
Gross sales of VOIs	71,149	68	82,729	49
Provision for loan losses (2)	(11,884)	(17)	(16,411)	(20)
Sales of VOIs	59,265	57	66,318	39
Cost of VOIs sold (3)	(3,597)	(6)	(3,121)	(5)
Gross profit (3)	55,668	94	63,197	95
Fee-Based sales commission revenue (4)	22,119	67	60,478	69
Financing revenue, net of financing expense	15,545	15	15,008	9
Other income, net	—	0	537	(1)
Other fee-based services, title operations and other, net	481	0	1,847	1
Net carrying cost of VOI inventory	(8,580)	(8)	(5,878)	(3)
Selling and marketing expenses	(53,613)	(51)	(88,232)	(52)
General and administrative expenses - sales and marketing	(5,889)	(6)	(7,440)	(4)
Operating profit - sales of VOIs and financing	25,731	25%	39,517	23%
Add: Depreciation and amortization	1,405		1,507
Add: Severance	208		594
Adjusted EBITDA - sales of VOI and financing	$27,344		$41,618

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us as part of our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)

Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.  Equity trade allowances were generally eliminated in June 2020 with certain exceptions.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Nine Months Ended September 30,
	2020		2019
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$128,396	49%	$255,288	55%
Secondary Market sales	98,576	39	184,571	40%
Fee-Based sales	97,266	39	237,793	51
JIT sales	20,453	8	9,157	2
Less: Equity trade allowances (6)	(89,895)	(35)	(223,182)	(48)
System-wide sales of VOIs	254,796	100%	463,627	100%
Less: Fee-Based sales	(97,266)	(38)	(237,793)	(51)
Gross sales of VOIs	157,530	62	225,834	49
Provision for loan losses (2)	(44,083)	(28)	(39,483)	(17)
Sales of VOIs	113,447	45	186,351	40
Cost of VOIs sold (3)	(8,734)	(8)	(17,541)	(9)
Gross profit (3)	104,713	92	168,810	91
Fee-Based sales commission revenue (4)	64,619	66	161,033	68
Financing revenue, net of financing expense	46,658	18	45,101	10
Other income, net	—	0	537	0
Other fee-based services, title operations and other, net	2,364	1	5,260	1
Net carrying cost of VOI inventory	(27,407)	(11)	(18,853)	(4)
Selling and marketing expenses	(155,597)	(61)	(238,205)	(51)
General and administrative expenses - sales and marketing	(19,372)	(8)	(60,823)	(13)
Operating profit - sales of VOIs and financing	15,978	6%	62,860	14%
Add: Depreciation and amortization	4,447		4,577
Add: Severance	3,977		594
Add: Bass Pro Settlement	—		39,121
Adjusted EBITDA - sales of VOIs and financing	$24,402		$107,152

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us as part of our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)

Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs. Equity trade allowances were generally eliminated in June 2020 with certain exceptions.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT

SALES AND MARKETING DATA

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2020	2019	Change		2020	2019	Change

Number of sales centers open
at period-end	25	26	(4)%		25	26	(4)%
Number Bass Pro and Cabela's
marketing locations at period-end	92	75	23%		92	75	23%
Number of active sales arrangements with third-party clients at period-end	15	15	—%		15	15	—%
Total number of VOI sales
transactions	6,130	11,613	(47)%		15,657	30,530	(49)%
Average sales price per transaction	$17,094	$14,799	16%		$16,324	$15,290	7%
Number of total guest tours	36,268	65,875	(45)%		83,022	179,180	(54)%
Sale-to-tour conversion ratio– total marketing guests	16.9%	17.6%	(70)	bp	18.9%	17.0%	190	bp
Number of new guest tours	17,583	40,914	(57)%		40,762	109,451	(63)%
Sale-to-tour conversion ratio– new marketing guests	12.4%	14.4%	(200)	bp	15.1%	14.0%	110	bp
Percentage of sales to existing owners	66.8%	52.5%	1,430	bp	63.9%	53.9%	1,000	bp
Average sales volume per guest	$2,889	$2,609	11%		$3,079	$2,605	18%

(1)

As previously described, during the last week of March 2020 we temporarily closed all of our VOI sales centers in response to the COVID-19 pandemic. As of September 30, 2020,  25 of our 26 sales centers were open.

BLUEGREEN VACATIONS CORPORATION

RESORT OPERATIONS AND CLUB MANAGEMENT SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
(in thousands)	2020		2019		2020		2019
Resort operations and club management revenue	$42,234		$47,338		$124,859		$132,856
Resort operations and club
management expense	(27,165)		(32,435)		(77,365)		(89,161)
Operating profit - resort operations and club management	15,069	36%	14,903	31%	47,494	38%	43,695	33%
Add: Depreciation and amortization	208		321		588		1,050
Add: Severance	114		238		1,347		238
Adjusted EBITDA - resort
operations and club management	$15,391		$15,462		$49,429		$44,983

BLUEGREEN VACATIONS CORPORATION

CORPORATE AND OTHER - ADJUSTED EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(dollars in thousands)	2020	2019	2020	2019
General and administrative expenses - corporate and other	$(20,254)	$(22,149)	$(48,603)	$(58,603)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(2,757)	(2,364)	(4,438)	(9,339)
Other (expense) income, net	(365)	1,609	41	3,691
Franchise taxes	101	112	118	171
Loss (gain) on assets held for sale	283	(166)	326	(2,146)
Add: Depreciation and amortization	2,278	1,757	6,645	4,826
Add: Severance	59	1,092	1,782	1,092
Less: Employee Retention credit related to
severance	—	—	(2,202)	—
Add: COVID-19 incremental costs	282	—	1,756	—
Adjusted EBITDA - Corporate and other	$(20,373)	$(20,109)	$(44,575)	$(60,308)

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

	For the Nine Months Ended September 30,
(in thousands)	2020	2019
Net cash provided by operating activities	$51,975	$50,325
Purchases of property and equipment	(5,895)	(18,502)
Free Cash Flow	$46,080	$31,823

BLUEGREEN VACATIONS CORPORATION

OTHER FINANCIAL DATA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Financing Interest Income	$19,049	$20,043	$58,258	$59,985
Financing Interest Expense	(3,910)	(5,062)	(12,745)	(15,391)
Non-Financing Interest Income	623	2,038	3,388	5,979
Non-Financing Interest Expense	(3,409)	(5,326)	(11,932)	(14,564)
Mortgage Servicing Income	1,403	1,588	4,508	4,621
Mortgage Servicing Expense	(997)	(1,561)	(3,363)	(4,114)

BLUEGREEN VACATIONS CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Gross sales of VOIs	$71,149	$82,729	$157,530	$225,834
Add: Fee-Based sales	33,159	87,646	97,266	237,793
System-wide sales of VOIs	$104,308	$170,375	$254,796	$463,627

BLUEGREEN VACATIONS CORPORATION
DEFINITIONS

Principal Components Affecting our Results of Operations

Principal Components of Revenues

Fee-Based Sales.  Represent sales of third-party VOIs where we are paid a commission.

JIT Sales.  Represent sales of VOIs acquired from third parties in close proximity to when we intend to sell such VOIs.

Secondary Market Sales.  Represent sales of VOIs acquired from HOAs or other owners, typically in connection with maintenance fee defaults. This inventory is generally purchased at a greater discount to retail price compared to developed VOI sales and VOIs purchased by us for sale as part of our JIT sales activities.

Developed VOI Sales.  Represent sales of VOIs in resorts that we have developed or acquired (not including inventory acquired through JIT and secondary market arrangements).

Financing Revenue.  Represents revenue from the financing of VOI sales, which includes interest income and loan servicing fees. We also earn fees from providing mortgage servicing to certain third-party developers relating to VOIs sold by them.

Resort Operations and Club Management Revenue.  Represents recurring fees from managing the Vacation Club and transaction fees for Traveler Plus and other member services. We also earn recurring management fees under our management agreements with HOAs for day-to-day management services, including oversight of housekeeping services, maintenance, and certain accounting and administrative functions.

Other Fee-Based Services.  Represents revenue earned from various other services that generally produce recurring, predictable and long-term revenue, such as title services.

Principal Components of Expenses

Cost of VOIs Sold. Represents the cost at which our owned VOIs sold during the period were relieved from inventory. In addition to inventory from our VOI business, our owned VOIs also include those that were acquired by us under JIT and secondary market arrangements. Compared to the cost of our developed VOI inventory, VOIs acquired in connection with JIT arrangements typically have a relatively higher associated cost of sales as a percentage of sales while those acquired in connection with secondary market arrangements typically have a lower cost of sales as a percentage of sales as secondary market inventory is generally obtained from HOAs at a significant discount to retail price. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (primarily due to offered volume discounts, and taking into account consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of projected sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis in the period the change occurs. Cost of sales will typically be favorably impacted in periods where a significant amount of secondary market VOI inventory is acquired or actual defaults and equity trades are higher and the resulting change in estimate is recognized. While we believe that there is additional inventory that can be obtained through the secondary market at favorable prices to us in the future, there can be no assurance that such inventory will be available as expected.

Net Carrying Cost of VOI Inventory.  Represents the maintenance fees and developer subsidies for unsold VOI inventory paid or accrued to the HOAs that maintain the resorts. We attempt to offset this expense, to the extent possible, by generating revenue from renting our VOIs and through utilizing them in our sampler programs. We net such revenue from this expense item.

Selling and Marketing Expense.  Represents costs incurred to sell and market VOIs, including costs relating to marketing and incentive programs, tours, and related wages and sales commissions. Revenues from vacation package sales are netted against selling and marketing expenses.

Financing Expense.  Represents financing interest expense related to our receivable-backed debt, amortization of the related debt issuance costs and expenses incurred in providing financing and servicing loans, including administrative costs associated with mortgage servicing activities for our loans and the loans of certain third-party developers.  Mortgage servicing activities include, amongst other things, payment processing, reporting and collection services.

Resort Operations and Club Management Expense.  Represents costs incurred to manage resorts and the Vacation Club, including payroll and related costs and other administrative costs to the extent not reimbursed by the Vacation Club or HOAs.

General and Administrative Expense.  Primarily represents compensation expense for personnel supporting our business and operations, severance payments, professional fees (including consulting, audit and legal fees), and administrative and related expenses.

Key Business and Financial Metrics and Terms Used by Management

Sales of VOIs.  Represent sales of our owned VOIs, including developed VOIs and those acquired through JIT and secondary market arrangements, reduced by equity trade allowances and an estimate of uncollectible VOI notes receivable. In addition to the factors impacting system-wide sales of VOIs (as described below), sales of VOIs are impacted by the proportion of system-wide sales of VOIs sold on behalf of third-parties on a commission basis, which are not included in sales of VOIs.

System-wide Sales of VOIs.  Represents all sales of VOIs, whether owned by us or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in our Vacation Club through the same selling and marketing process we use to sell our VOI inventory. We consider system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by our sales and marketing operations without regard to whether we or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs is not a recognized term under GAAP and should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing our results as reported under GAAP.

Guest Tours.  Represents the number of sales presentations given at our sales centers during the period.

Sale to Tour Conversion Ratio.  Represents the rate at which guest tours are converted to sales of VOIs and is calculated by dividing guest tours by the number of VOI sales transactions.

Average Sales Volume Per Guest (“VPG”).  Represents the sales attributable to tours at our sales locations and is calculated by dividing VOI sales by guest tours. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with the sale-to-tour conversion ratio.

EBITDA and Adjusted EBITDA.  We define EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by our VOI notes receivable), income and franchise taxes and depreciation and amortization.  We define Adjusted EBITDA as our EBITDA further adjusted to exclude amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which we own a 51% interest), loss (gain) on assets held for sale, and other items that we believe are not representative of ongoing operating results.  Accordingly, we exclude severance charges net of employee retention tax credits, incremental costs associated with the COVID-19 pandemic, and amounts paid, accrued or incurred in connection with the Bass Pro settlement in June 2019 in the computation of Adjusted EBITDA. For purposes of the EBITDA and Adjusted EBITDA calculations for each period presented, no adjustments were made for interest income earned on our VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of our business.

We consider our total EBITDA, Adjusted EBITDA and our Segment Adjusted EBITDA to be indicators of our operating performance, and they are used by us to measure our ability to service debt, fund capital expenditures and expand our business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA and Adjusted EBITDA also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing our results as reported under GAAP. The limitations of using EBITDA or Adjusted EBITDA as an analytical tool include, without limitation, that EBITDA and Adjusted EBITDA do not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness (other than as noted above); (iii) our tax expense or the cash requirements to pay our taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. In addition, our definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.

Free Cash Flow.  Defined as cash provided by operating activities less capital expenditures for property and equipment.  We consider free cash flow to be a useful supplemental measure of our ability to generate cash flow from operations and is a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of liquidity.  Our computation of free cash flow may differ from the methodology utilized by other companies.  Investors are cautioned that the items excluded from free cash flow are a significant component in understanding and assessing Company’s financial performance.